UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
April 2, 2010 (March 23, 2010)

MINERCO RESOURCES, INC.
 (Exact name of registrant as specified in its charter)

NEVADA	333-156059
(State or other jurisdiction of incorporation)	(Commission File No.)

7999 Rue Chouinard
Lasalle, Quebec
Canada H8N 2E5
 (Address of principal executive offices and Zip Code)

(514) 461-1375
 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02                      DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATION ARRANGEMENTS OF CERTAIN OFFICERS

On March 23, 2010, V. Scott Vanis was appointed our President, Principal Executive Officer, Pricipal Financial Officer, Principal Accounting Officer, Secretary, Treasurer, and a member of the Board of Directors.

Mr. Vanis brings a wealth of experience to in the energy sector to Minerco, with a focus in specialized operational and energy related financial services.

From May of 2007 to the present, Mr. Vanis has served as President of TC Energy International, SA., which provides international finance and acquisition services to energy companies, national oil companies and foreign governments. Mr. Vanis facilitated the identification, acquisition and financing of high-value properties in Latin and South America.

From June 2003 to the present Mr. Vanis, has served as as President of VSV Resources, LLC providing engineering consulting services to exploration and production companies, energy companies, national oil companies and foreign governments. He specialized in complicated, high risk operational procedures throughout the world. During his tenure with VSV, Mr. Vanis has also served as a liaison consultant to the Panamanian & Honduran governments to evaluate potential energy reserves and projects in their respective countries.

From June of 2001 to June of 2003, Mr. Vanis as a Staff Petroleum Engineer with Pinnacle Technologies, Inc. and from June of 2000 through June of 2001  he served BJ Services, Inc. as a Field Petroleum Engineer.

Mr. Vanis holds of Bachelor of Science in Petroleum Engineering from The University of Tulsa.

    On March 23, 2010, Micheal Too resigned as an officer and director of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 2nd day of April, 2010.	MINERCO RESOURCES, INC.

	BY:	V. SCOTT VANIS
V. Scott Vanis President, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, Secretary, Treasurer, and a member of the Board of Directors.